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                          OMNIBUS ACCOUNT SERVICES AGREEMENT


AGREEMENT entered into as of 2/26/98, by and amount Westcore Trust, Denver Investment Advisors LLC. (Company) and National Investors Services Corp.,
(NISC).

As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the context:

CLIENT-SHAREHOLDERS shall mean those clients of NISC who maintain an interest in an omnibus account with one or more Funds registered in the name of "National Investors Services Corp." and who receive services from NISC under this Agreement.

FUNDS - SHALL INCLUDE WESTCORE TRUST, A MASSACHUSETTS BUSINESS TRUST, AND THE INVESTMENT PORTFOLIOS THEREOF SET FORTH ON THE ATTACHED LIST.

In consideration of the mutual covenants herein contained, the parties agree as follows:

          1. NISC agrees to perform certain services for the Client-shareholders as more particularly set forth below. NISC represents and warrants that it has and will continue at all times to have the necessary facilities, systems, equipment and personnel to perform its services hereunder in a business-like and competent manner and to comply with any applicable laws, rules and regulations related to the services to be provided under this Agreement, including the maintenance and preservation of all records and registrations required by any applicable laws, rules and regulations.

          2. NISC represents and warrants that all Client-shareholders are aware that they are transacting business with NISC and not the Funds or the Company, and that they will look only to NISC and not the Funds or the Company for resolution of problems or discrepancies in their accounts.

          3. NISC agrees that it will establish with the Funds one or more omnibus accounts registered in NISC's name for Client-shareholders in the Funds, and will perform various services for the Client-shareholders in those accounts, including without limitation; establishing and maintaining records of Client-shareholders' accounts; processing purchase and redemption transactions; confirming Client-shareholder transactions; answering routine client inquiries regarding the Fund; assistance to Client-shareholders in changing dividend options, account designations and


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     addresses; withholding taxes on non-resident alien accounts; disbursing income dividends and capital gains distributions; reinvesting dividends and distributions; preparing and delivering to Client-shareholders, and state and Federal authorities, including the United States Internal Revenue Service, such information respecting dividends and distributions paid by the Funds as may be required by law, rule or regulation; withholding on dividends and distributions as may be required by state or Federal authorities from time to time; and such other services as the Funds or the Company may reasonably request.

          4. NISC shall maintain all Client-shareholder records, consistent with requirements of all applicable laws, rules and regulations. NISC shall provide copies of written communications regarding the Funds to or from such Client-shareholders, and other materials. NISC shall make available (if requested) to the Funds records or communications necessary to determine the number of Client-shareholders in each NISC omnibus account. If, at any time, the Funds or the Company determines that NISC's practices, procedures or controls are inadequate, written notice of such inadequacy shall be given to NISC and NISC shall have 15 days plus any additional time which the Funds or the Company may provide to correct its practices, procedures or controls. In the event such practices, procedures or controls are not adequately corrected by NISC, the Company shall have the right to immediately terminate this Agreement. Nothing in this Agreement shall impose upon the Fund or the Company obligation to review NISC's practices, procedures and controls.

          5. The official records of transactions of NISC's omnibus account and the number of shares in such omnibus accounts shall be as determined by the Funds. NISC shall be solely responsible for any discrepancies between its omnibus accounts and the Client-shareholder accounts and for the maintenance of all records regarding the Client-shareholders, the Client-shareholders' transactions, and the Client-shareholders' interest in the omnibus accounts.

          6. NISC is solely responsible for the reconciliation of customer accounts with its omnibus account at the Funds. If any such reconciliation indicates any unexplained reconciling item or items, the Funds agree to assist NISC in resolving any discrepancies.

          7. While NISC will provide the services to its Client-shareholders as described in this Agreement, it is understood that NISC will not be acting as a transfer agent for the Funds.


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          8.  Each of the Company and the Funds represents and warrants that it will not knowingly use any information relating to Client-shareholders received pursuant to this Agreement and not made available to the Company through other sources to solicit or otherwise attempt to sell products to Client-shareholders.

          9. For the services and facilities described in this Agreement the Company will pay a fee to NISC after the end of each month at an annual rate of 0.25% of the average aggregate daily net asset value of shares of the Funds in accounts for which NISC provides services pursuant to this Agreement. However, no fee will be due with respect to any shares held in NISC accounts prior to the effective date of this Agreement. NISC agrees that it will disclose the fees payable hereunder to the Client-shareholders.

               In computing NISC's fee for a given month, one-twelfth of the applicable fee rate set forth in Schedule A shall be applied to the average aggregate daily net asset value of shares of the applicable Funds in accounts for which NISC provides services for the month in question. For the month in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month.

               Except as otherwise agreed in writing with the Company or the Funds with respect to specific expenditures by NISC, NISC shall be solely responsible for all costs and expenses of providing services under this Agreement.

          10. With regard to all the services provided to its Client-shareholders by NISC, NISC is an independent contractor, is solely responsible for its actions or inactions, and is not and does not have authority to act as an agent of the Company or the Funds. NISC is solely responsible to its Client-shareholders and agrees that at all times, including after termination of this Agreement, it will be responsible for all complaints and inquiries from its Client-shareholders relating to NISC's actions or inactions under this Agreement or relating to the Client-shareholders' accounts during the period in which this Agreement was in effect.

          11. The Funds will be responsible for any loss, claim, demand or liability arising from any untrue statement of a material fact contained in the Funds' prospectus or arising out of any omission to state a material fact required to be stated therein to make such statements not misleading,

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     provided, however, that the Company shall be responsible to the extent that any such loss, claim, demand or liability arises from any such statement provided by or any such omission relating to the Company, and provided further that NISC shall be responsible to the extent that any such loss, claim, demand or liability arises form any such statement provided by or any such omission relating to the Company, and provided further that NISC shall be responsible to the extent that any such loss, claim, demand or liability arises from any such statement provided by or any such omission relating to NISC. Each party shall notify the other parties of any claim for which another party may bear responsibility under this Paragraph and such other party or parties shall be entitled to assume the defense of any such claim, in which event the party or parties not assuming the defense shall bear the cost of such additional counsel as they select. No party will settle or compromise any claim for which another party may bear responsibility under this Paragraph without the prior written consent of such other party or parties unless such other party or parties have declined to assume the defense of any such claim. This Paragraph shall survive the termination of the Agreement.

          12. NISC shall provide such security as is necessary to prevent unauthorized use of any on-line computer facilities (if applicable).

          13. NISC acknowledges that the Company and the Funds may enter into similar agreements with others without the consent of NISC.

          14. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be affected thereby.

          15. This Agreement supersedes all prior services agreements among the parties relating to Funds.

          16. This Agreement shall become effective as of the date it is accepted by NISC, and will continue in effect until terminated in writing upon sixty (60) days prior notice by either party to the other; provided, that NISC shall be entitled to receive all fees it has earned up to and including the effective date of the termination.

          17. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

          18. Whenever notice is required under this Agreement, it shall be given in writing by registered mail to the Company or the Funds at 1225 17TH STREET, 26TH FLOOR,

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     DENVER, CO  80217; and to NISC AT 55 WATER STREET, 32ND FLOOR, NEW YORK, NY
     10041, ATTENTION, PETER A. WIGGER, EXECUTIVE VICE PRESIDENT.

          19. Neither NISC or any of its officers, employees or agents are authorized to make any references to or representations concerning the Funds except those contained in the Funds' then current prospectuses and statement of additional information, copies of which will be supplied by Company to NISC, or in such supplemental literature or advertising as may be authorized by the Funds or its distributor in writing.

          20. NISC will furnish the Funds or their designees with such information as it or they may reasonably request (including, without limitation, periodic certifications confirming the provision to NISC Client-shareholders of the services described in this Agreement, as amended, and blue sky reports at least monthly), and will otherwise cooperate with the Funds and their designees (including, without limitation, any auditors designated by the Funds), in connection with the preparation of reports to the Funds' Board of Trustees concerning this Agreement, as amended, and the monies paid or payable by the Funds pursuant hereto, as well as any other reports or filings that may be required by law.

          21. NISC represents, warrants and agrees that: (i) the services provided by NISC under this Agreement, as amended, will in no event be primarily intended to result in the sale of shares' of the Funds; (ii) NISC will notify its Client-shareholders in writing that Fund shares can be purchased directly from the Funds without the payment of a transaction fee; and (iii) NISC will comply, at all times, with all applicable Federal and state securities laws.

          22. The names "Westcore Trust" and "Trustees of Westcore Trust" refer respectively to the Trust created and the Trustees, as Trustees but not individually or personally, acting from time to time under an Amended and Restated Declaration of Trust dated November 19, 1987, which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "Westcore Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust

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     Property belonging to such class for the enforcement of any claims against the Trust.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and their respective corporate seals to be affixed as of the date first above written by their respective officers hereunto duly authorized.


                                        Westcore Trust



ATTEST:                                 BY:



 /s/ Steve Wine                         /s/ Jack H. Henderson
---------------------------------       -----------------------
Steve Wine                              Jack H. Henderson
Director of Mutual Fund                 Vice President
  Administration





ATTEST:                                 BY:



 /s/ Sandra Stewart                     /s/ Peter A. Wigger
---------------------------------       -----------------------
Sandra Stewart                          Peter A. Wigger
First Vice President                    Executive
NISC                                    Vice President
                                        NISC




ATTEST:                                 BY:



 /s/ Steve Wine                         /s/ Kenneth V. Penland
---------------------------------       -----------------------
Steve Wine                              Kenneth V. Penland
Director of Mutual Fund                 Chairman
Administration                          Company


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                          OMNIBUS ACCOUNT SERVICE AGREEMENT



LIST OF PARTICIPATING FUNDS:

     Westcore:
     Midco
     Blue Chip
     Growth & Income
     Small Cap Value
     Intermediate Bond
     Long Term Bond
     Colorado Tax Exempt


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